Exhibit 99

TREE.COM REPORTS Q209 RESULTS

CHARLOTTE, N.C.,  July 30, 2009 – Tree.com, Inc. (NASDAQ: TREE) today announced financial results for its second quarter ended June 30, 2009 with $0.07 earnings per share on net income of $700,000.  Q209 Revenue was $61.0 million, which was a $3.7 million increase quarter-over-quarter.  Excluding certain items, Q209 Adjusted EBITDA was $8.2 million, which was a $0.6 million decrease quarter-over-quarter and an $11.8 million increase year-over-year.

Doug Lebda, Chairman and CEO of Tree.com, said, “Overall, we are pleased with our Q2 results, but toward the end of the quarter interest rates began to climb, as seen in the table below, and we have begun to see the fall-off in refinance volume that we have been predicting for some time now.  This situation reemphasizes our need to aggressively pursue our strategic initiatives to diversify our revenue streams outside of mortgage.  We expect it will take some time, but we are beginning to establish footholds in a couple of new verticals with our recently announced acquisitions of DoneRight and LeadRelevance.”

Tree.com Summary Financial Results

$s in millions (except per share amounts)

			Q/Q		Y/Y
	Q2 2009	Q1 2009	% Change	Q2 2008	% Change
Revenue	$61.0	$57.3	6%	$60.0	2%

Adjusted EBITDA *	$8.2	$8.8	(6)%	$(3.6)	NM
EBITDA *	$4.3	$6.1	(30)%	$(171.3)	NM

Net Income/(Loss)	$0.7	$3.2	(76)%	$(162.9)	NM

Net Income/(Loss) Per Share	$0.07	$0.33	(79)%	$(17.47)	NM
Diluted Net Income/(Loss) Per Share	$0.07	$0.32	(79)%	$(17.47)	NM

NM = Not Meaningful

* See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

Information Regarding Q2 Results

•                  Q209 Revenue increased 6% from Q109 and 2% from Q208.  The quarter-over-quarter improvement in revenue was seen across all of our segments.  LendingTree Loans continued high funding levels reflecting low mortgage rates throughout most of Q1 and Q2.  Real Estate showed strong quarter-over-quarter improvement, largely driven by a seasonal uptick in closings, and the Exchanges improved revenue through higher transfer fees earned from LendingTree Loans.

•                  Q209 Adjusted EBITDA decreased $0.6 million quarter-over-quarter, primarily due to our investment in new ad campaign production costs for our core LendingTree.com brand.  Adjusted EBITDA improved $11.8 million year-over-year, primarily from higher margins at LendingTree Loans and lower operating expenses across three of our four operating segments.

Tree.com CFO Matt Packey added, “We continue to be happy with the revenue growth and bottom line performance.   However, as we have mentioned in the prior two quarters, these results, particularly at LTL, were bolstered by a low interest rate environment.  Looking forward, we’ve seen some economic forecasts which generally indicate a slow rising interest rate environment, likely meaning lower conversion rates and more investments in marketing to drive the same level, or even fewer, consumers to us.  Coupling those factors with a normal seasonal downturn in Q4 and barring other changes, we would expect both Q3 and Q4 results to shift downward.  As we’ve said previously, we will remain focused on keeping our Adjusted EBITDA in the black.”

Average 30-Year Fixed Mortgage Rate Recent Trends

Source: Freddie Mac: Primary Mortgage Market Survey

Freddie Mac’s Primary Mortgage Market Survey consists of the average of 125 lenders’ rates who contributed rates to Freddie Mac. The rates are based on 30-year fixed rate mortgage with 20% down and 80% finance over the life of the loan.

Business Unit Discussion

LENDINGTREE LOANS SEGMENT

LendingTree Loans Segment Results

$s in millions

			Q/Q		Y/Y
	Q2 2009	Q1 2009	% Change	Q2 2008	% Change
Revenue - Direct Lending
Origination and Sale of Loans	$34.4	$32.8	5%	$22.8	51%
Other	$1.9	$1.6	19%	$2.5	(24)%
Total Revenue - Direct Lending	$36.3	$34.4	5%	$25.3	44%

Cost of Revenue *	$14.0	$11.9	18%	$11.4	23%

Operating Expenses*	$10.1	$7.5	35%	$11.4	(11)%

Adjusted EBITDA	$12.2	$15.0	(18)%	$2.5	381%
EBITDA	$13.2	$15.0	(12)%	$1.2	969%

Metrics - Direct Lending
Purchased loan requests (000s)	66.5	57.7	15%	89.8	(26)%
Closed - units (000s)	4.0	3.3	23%	3.2	24%
Closed - units (dollars)	$898.0	$714.8	26%	$637.6	41%

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization or impairment. See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

LendingTree Loans

LendingTree Loans revenue in Q209 increased 5% compared to Q109, and increased 44% compared to the same period in 2008.  Revenue from the origination and sale of loans increased 5% quarter-over-quarter and 51% year-over-year.  The Q209 revenue improvements were the result of  a better than 20%  increase in the number of loans closed quarter-over-quarter and year-over-year coupled with a slight increase in average funded loan balances.  These increases were partially offset by a higher provision for loan losses in the period, reflecting approximately a 20% increase in loan reserves primarily for 2006 and 2007 vintage loans.

Operating expenses increased $2.7 million quarter-over-quarter and decreased $1.3 million year-over-year.  The primary driver of both variances was changes in marketing spend.

EXCHANGES SEGMENT

Exchanges Segment Results

$s in millions

			Q/Q		Y/Y
	Q2 2009	Q1 2009	% Change	Q2 2008	% Change
Revenue - Exchanges
Match Fees	$9.9	$10.0	(1)%	$13.7	(28)%
Closed Loan Fees	$6.4	$6.4	0%	$10.2	(37)%
Inter-segment Revenue	$3.7	$1.9	91%	$5.4	(31)%
Other	$0.6	$0.8	(30)%	$0.8	(24)%
Total Revenue - Exchanges	$20.6	$19.1	8%	$30.1	(32)%

Cost of Revenue *	$2.0	$1.9	7%	$3.0	(32)%

Operating Expenses*	$15.3	$14.7	5%	$26.0	(41)%

Adjusted EBITDA	$3.3	$2.5	29%	$1.1	206%
EBITDA	$2.7	$1.7	54%	$(102.0)	NM

Metrics - Exchanges
Matched loan requests (000s)	333.2	366.3	(9)%	471.8	(29)%
Closing - units (000s)	13.1	14.3	(9)%	24.9	(48)%
Closing - units (dollars)	$2,613.1	$2,625.0	(0)%	$3,685.4	(29)%

NM = Not Meaningful

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization or impairment. See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

Exchanges

Exchanges revenue in Q209 increased 8% compared to Q109 and decreased 32% compared to the same period in 2008.  On a quarter-over-quarter basis, Exchanges revenue improved largely due to increases in transfer fees to LendingTree Loans with network revenue remaining essentially flat.  The decrease in revenue year-over-year continues to reflect the weaker lender demand in this low rate environment.

Despite lower closing units in the quarter, close revenue remained flat quarter-over-quarter due to a 9% increase in closed loan values.  The year-over-year decrease in closing revenue is the result of the continued trend of lower matched loan requests related to the lender capacity issues.

Operating expenses increased $0.6 million quarter-over-quarter and decreased $10.7 million year-over-year.  The increase quarter-over-quarter was largely due to our investments for production of our new advertising.  The year-over-year decrease was primarily driven by reductions in variable marketing spend versus Q208, made possible by higher consumer demand driven by favorable mortgage rate trends and some improvement in organic traffic.

REAL ESTATE SEGMENT

Real Estate Segment Results

$s in millions

			Q/Q		Y/Y
	Q2 2009	Q1 2009	% Change	Q2 2008	% Change
Total Revenue - Real Estate	$7.8	$5.8	35%	$10.2	(24)%

Cost of Revenue *	$4.8	$3.9	24%	$5.9	(18)%

Operating Expenses*	$3.7	$4.8	(24)%	$5.9	(38)%

Adjusted EBITDA	$(0.7)	$(2.9)	77%	$(1.6)	59%
EBITDA	$(4.6)	$(3.8)	(22)%	$(63.5)	93%

Metrics - Real Estate
Closing - units (000s)	1.5	1.2	22%	2.2	(30)%
Closing - units (dollars)	$332.4	$281.4	18%	$541.1	(39)%
Agents - RealEstate.com, REALTORS®	1,365	1,213	13%	999	37%
Markets - RealEstate.com, REALTORS®	20	20	0%	14	43%

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization or impairment. See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

Real Estate

Q209 Real Estate revenue increased $2.0 million or 35% from Q109 and decreased $2.4 million or 24% from Q208.  The primary driver of the quarter-over-quarter increase was normal seasonality as Q2 is typically the peak home buying season.  The year-over-year decrease in total Real Estate revenue is attributed to declines in our referral networks, which experienced decreases in closings and transaction values year-over-year from persistent negative market conditions.

Operating expenses decreased $1.1 million quarter-over-quarter and decreased $2.2 million year-over-year.  The decreases in operating expense were primarily due to decreases in marketing expenses related to the continued progress in marketing efficiency driven by ongoing innovation on the RealEstate.com Web site, as well as general and administrative reductions reflecting our prior cost cutting initiatives.

CORPORATE

Unallocated Corporate Costs and Eliminations

$s in millions

			Q/Q		Y/Y
	Q2 2009	Q1 2009	% Change	Q2 2008	% Change
Inter-segment Revenue - elimination	$(3.7)	$(1.9)	91%	$(5.6)	(34)%

Cost of Revenue *	$0.5	$0.6	(12)%	$0.5	(9)%

Inter-segment Marketing - elimination	$(3.7)	$(1.9)	91%	$(5.4)	(31)%

Operating Expenses*	$6.1	$5.2	19%	$4.8	29%

Adjusted EBITDA	$(6.6)	$(5.8)	(14)%	$(5.5)	(19)%
EBITDA	$(7.0)	$(6.9)	(2)%	$(7.1)	1%

* Does not include non-cash compensation, depreciation, gain/loss on disposal of assets, restructuring, amortization or impairment. See separate reconciliation of Adjusted EBITDA and EBITDA to Operating Income/Loss.

Corporate

The eliminations both in revenue and in marketing were primarily associated with the inter-segment transfer pricing charged from Exchanges to LendingTree Loans for leads.  Operating expenses increased $0.9 million quarter-over-quarter and $1.3 million year-over-year.  The quarter-over-quarter and year-over-year increases in operating expense were primarily related to increases in professional fees for various corporate matters and public company costs.

Liquidity and Capital Resources

As of June 30, 2009, Tree.com had $83.7 million in unrestricted cash and cash equivalents, compared to $81.4 million as of March 31, 2009.  There were two key drivers of the increase in cash for the period.  The first is Adjusted EBITDA of $8.2 million generated for the quarter.  The second is related to $1.9 million of cash received from the sale of restricted common stock.  These increases were offset by a $3.6 million net cash outflow related to timing of the origination and sale of loans and warehouse line activity, $3.4 million of negative net working capital changes and $0.8 million of capital expenditures during the quarter.

The loans held for sale and warehouse lines of credit balances as of June 30, 2009 were $111.9 million and $93.1 million, respectively.

Conference Call

Tree.com will audiocast its conference call with investors and analysts discussing the Company’s second quarter financial results on Thursday, July 30, 2009 at 11:00 a.m. Eastern Time (ET).  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Tree.com’s business.  The live audiocast is open to the public at http://investor-relations.tree.com/.

QUARTERLY FINANCIALS

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)
Revenue
LendingTree Loans	$36,257	$25,254	$70,629	$56,056
Exchanges and other	16,923	24,514	34,052	55,523
Real Estate	7,793	10,215	13,552	18,597
Total revenue	60,973	59,983	118,233	130,176
Cost of revenue
LendingTree Loans	14,003	11,413	25,859	23,213
Exchanges and other	2,531	3,601	4,998	8,072
Real Estate	4,792	5,907	8,656	10,777
Total cost of revenue (exclusive of depreciation shown separately below)	21,326	20,921	39,513	42,062
Gross margin	39,647	39,062	78,720	88,114
Operating expenses
Selling and marketing expense	13,892	27,819	27,714	57,746
General and administrative expense	17,112	15,027	33,806	35,686
Product development	1,561	1,443	3,169	3,552
Restructuring expense	(1,078)	1,761	(236)	2,163
Amortization of intangibles	1,318	3,660	2,581	7,328
Depreciation	1,687	1,771	3,351	3,546
Asset impairments	3,903	164,335	3,903	164,335
Total operating expenses	38,395	215,816	74,288	274,356
Operating income (loss)	1,252	(176,754)	4,432	(186,242)
Other income (expense)
Interest income	27	2	75	11
Interest expense	(151)	(219)	(302)	(328)
Other	—	—	—	(2)
Total other income (expense), net	(124)	(217)	(227)	(319)
Income (loss) before income taxes	1,128	(176,971)	4,205	(186,561)
Income tax (provision) benefit	(386)	14,051	(303)	13,842
Net income (loss)	$742	$(162,920)	$3,902	$(172,719)
Weighted average common shares outstanding	10,706	9,328	10,194	9,328
Weighted average diluted shares outstanding	11,034	9,328	10,354	9,328
Net income (loss) per share available to common shareholders
Basic	$0.07	$(17.47)	$0.38	$(18.52)
Diluted	$0.07	$(17.47)	$0.38	$(18.52)

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30, 2009	December 31, 2008
	(unaudited)
	(In thousands, except share amounts)
ASSETS:
Cash and cash equivalents	$83,705	$73,643
Restricted cash and cash equivalents	15,499	15,204
Accounts receivable, net of allowance of $408 and $367, respectively	6,011	7,234
Loans held for sale ($110,054 and $85,638 measured at fair value, respectively)	111,917	87,835
Prepaid and other current assets	11,080	8,960
Total current assets	228,212	192,876
Property and equipment, net	13,968	17,057
Goodwill	9,285	9,285
Intangible assets, net	59,179	64,663
Other non-current assets	476	202
Total assets	$311,120	$284,083

LIABILITIES:
Warehouse lines of credit	$93,122	$76,186
Accounts payable, trade	4,787	3,541
Deferred revenue	1,561	1,231
Deferred income taxes	2,290	2,290
Accrued expenses and other current liabilities	35,042	37,146
Total current liabilities	136,802	120,394
Income taxes payable	882	862
Other long-term liabilities	9,923	9,016
Deferred income taxes	15,683	15,683
Total liabilities	163,290	145,955
Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued and outstanding 10,806,584 and 9,369,381 shares, respectively	108	94
Additional paid-in capital	900,363	894,577
Accumulated deficit	(752,641)	(756,543)
Total shareholders’ equity	147,830	138,128
Total liabilities and shareholders’ equity	$311,120	$284,083

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$3,902	$(172,719)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss on disposal of assets	949	—
Amortization of intangibles	2,581	7,328
Depreciation	3,351	3,546
Intangible impairment	3,903	33,378
Goodwill impairment	—	130,957
Non-cash compensation expense	1,993	2,219
Non-cash restructuring expense	161	370
Deferred income taxes	—	(13,869)
Gain on origination and sale of loans	(67,206)	(50,828)
Loss on impaired loans not sold	290	47
Loss on sale of real estate acquired in satisfaction of loans	77	198
Bad debt expense	243	432
Non-cash interest expense	—	76
Changes in current assets and liabilities:
Accounts receivable	864	2,153
Origination of loans	(1,612,556)	(1,246,436)
Proceeds from sales of loans	1,658,128	1,295,909
Principal payments received on loans	627	222
Payments to investors for loan losses and early payoff obligations	(4,141)	(2,907)
Prepaid and other current assets	(623)	2,129
Accounts payable and other current liabilities	(1,888)	4,147
Income taxes payable	123	(508)
Deferred revenue	236	(718)
Other, net	1,003	(278)
Net cash used in operating activities	(7,983)	(5,152)
Cash flows from investing activities:
Contingent acquisition consideration	—	(14,487)
Acquisitions	(1,000)	—
Capital expenditures	(1,404)	(2,770)
Other, net	581	(146)
Net cash used in investing activities	(1,823)	(17,403)
Cash flows from financing activities:
Borrowing under warehouse lines of credit	1,402,823	1,142,343
Repayments of warehouse lines of credit	(1,385,887)	(1,146,336)
Principal payments on long-term obligations	—	(20,045)
Transfers to IAC	—	27,266
Capital contributions from IAC	—	14,487
Issuance of common stock	3,807	—
Excess tax benefits from stock-based awards	—	153
(Increase) decrease in restricted cash	(875)	12,048
Net cash provided by financing activities	19,868	29,916
Net increase in cash and cash equivalents	10,062	7,361
Cash and cash equivalents at beginning of period	73,643	45,940
Cash and cash equivalents at end of period	$83,705	$53,301

TREE.COM’S RECONCILIATION OF SEGMENT RESULTS TO GAAP ($s in thousands)

	For the Three Months Ended June 30, 2009:
	LendingTree			Unallocated—
	Loans	Exchanges	Real Estate	Corporate	Total
Revenue	$36,257	$20,630	$7,793	$(3,707)	$60,973
Cost of revenue (exclusive of depreciation shown separately below)	14,003	2,020	4,792	511	21,326
Gross Margin	22,254	18,610	3,001	(4,218)	39,647
Operating Expenses:
Selling and marketing expense	4,098	12,474	1,020	(3,700)	13,892
General and administrative expense	5,911	2,665	2,331	6,205	17,112
Product development	97	807	347	310	1,561
Restructuring expense	(1,084)	—	6	—	(1,078)
Amortization of intangibles	70	106	1,142	—	1,318
Depreciation	759	198	287	443	1,687
Asset impairments	—	—	3,903	—	3,903
Total operating expenses	9,851	16,250	9,036	3,258	38,395
Operating income (loss)	12,403	2,360	(6,035)	(7,476)	1,252
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	70	106	1,142	—	1,318
Depreciation	759	198	287	443	1,687
EBITDA	13,232	2,664	(4,606)	(7,033)	4,257
Restructuring expense	(1,084)	—	6	—	(1,078)
Asset impairments	—	—	3,903	—	3,903
Loss on disposal of assets	—	311	—	—	311
Non-cash compensation	67	306	33	410	816
Adjusted EBITDA	$12,215	$3,281	$(664)	$(6,623)	$8,209

	For the Three Months Ended June 30, 2008:
	LendingTree			Unallocated—
	Loans	Exchanges	Real Estate	Corporate	Total
Revenue	$25,254	$30,128	$10,215	$(5,614)	$59,983
Cost of revenue (exclusive of depreciation shown separately below)	11,413	3,063	5,907	538	20,921
Gross Margin	13,841	27,065	4,308	(6,152)	39,062
Operating Expenses:
Selling and marketing expense	5,623	25,327	2,223	(5,354)	27,819
General and administrative expense	5,618	183	3,654	5,572	15,027
Product development	60	733	611	39	1,443
Restructuring expense	404	151	513	693	1,761
Amortization of intangibles	70	2,502	1,088	—	3,660
Depreciation	848	194	252	477	1,771
Asset impairments	898	102,630	60,807	—	164,335
Total operating expenses	13,521	131,720	69,148	1,427	215,816
Operating income (loss)	320	(104,655)	(64,840)	(7,579)	(176,754)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	70	2,502	1,088	—	3,660
Depreciation	848	194	252	477	1,771
EBITDA	1,238	(101,959)	(63,500)	(7,102)	(171,323)
Restructuring expense	404	151	513	693	1,761
Asset impairments	898	102,631	60,806	—	164,335
Non-cash compensation	—	250	552	861	1,663
Adjusted EBITDA	$2,540	$1,073	$(1,629)	$(5,548)	$(3,564)

	For the Six Months Ended June 30, 2009:
	LendingTree			Unallocated—
	Loans	Exchanges	Real Estate	Corporate	Total
Revenue	$70,629	$39,697	$13,552	$(5,645)	$118,233
Cost of revenue (exclusive of depreciation shown separately below)	25,859	3,911	8,656	1,087	39,513
Gross Margin	44,770	35,786	4,896	(6,732)	78,720
Operating Expenses:
Selling and marketing expense	6,212	24,442	2,698	(5,638)	27,714
General and administrative expense	11,248	5,456	5,055	12,047	33,806
Product development	247	1,439	881	602	3,169
Restructuring expense	(1,192)	58	739	159	(236)
Amortization of intangibles	140	156	2,285	—	2,581
Depreciation	1,546	397	547	861	3,351
Asset impairments	—	—	3,903	—	3,903
Total operating expenses	18,201	31,948	16,108	8,031	74,288
Operating income (loss)	26,569	3,838	(11,212)	(14,763)	4,432
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	140	156	2,285	—	2,581
Depreciation	1,546	397	547	861	3,351
EBITDA	28,255	4,391	(8,380)	(13,902)	10,364
Restructuring expense	(1,192)	58	739	159	(236)
Asset impairments	—	—	3,903	—	3,903
Loss on disposal of assets	—	949	—	—	949
Non-cash compensation	136	419	131	1,307	1,993
Adjusted EBITDA	$27,199	$5,817	$(3,607)	$(12,436)	$16,973

	For the Six Months Ended June 30, 2008:
	LendingTree			Unallocated—
	Loans	Exchanges	Real Estate	Corporate	Total
Revenue	$56,056	$67,188	$18,597	$(11,665)	$130,176
Cost of revenue (exclusive of depreciation shown separately below)	23,213	6,968	10,777	1,104	42,062
Gross Margin	32,843	60,220	7,820	(12,769)	88,114
Operating Expenses:
Selling and marketing expense	11,639	52,763	4,414	(11,070)	57,746
General and administrative expense	12,719	3,892	6,938	12,137	35,686
Product development	404	1,843	1,266	39	3,552
Restructuring expense	806	151	513	693	2,163
Amortization of intangibles	140	4,992	2,196	—	7,328
Depreciation	1,650	380	454	1,062	3,546
Asset impairments	898	102,630	60,807	—	164,335
Total operating expenses	28,256	166,651	76,588	2,861	274,356
Operating income (loss)	4,587	(106,431)	(68,768)	(15,630)	(186,242)
Adjustments to reconcile to EBITDA and Adjusted EBITDA:
Amortization of intangibles	140	4,992	2,196	—	7,328
Depreciation	1,650	380	454	1,062	3,546
EBITDA	6,377	(101,059)	(66,118)	(14,568)	(175,368)
Restructuring expense	806	151	513	693	2,163
Asset impairments	898	102,630	60,807	—	164,335
Non-cash compensation	—	330	717	1,172	2,219
Adjusted EBITDA	$8,081	$2,052	$(4,081)	$(12,703)	$(6,651)

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses in the financial services and real estate industries including LendingTree®, LendingTree Loans sm, GetSmart®, Home Loan Center, RealEstate.com, iNest®, and RealEstate.com, REALTORS®.  Together, they serve as an ally for consumers who are looking to comparison shop loans, real estate and other financial products from multiple businesses and professionals who compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Segment Information

The overall concept that Tree.com employs in determining its reportable segments and related financial information is to present them in a manner consistent with how the chief operating decision maker and executive management view the businesses, how the businesses are organized as to segment management, and the focus of the businesses with regards to the types of products or services offered or the target market.

Following the spin-off from IAC, the new chief operating decision maker began to realign the Tree.com businesses into new operating segments.  For the first quarter of 2009, management completed its realignment of staffing and direct revenue and costs for each new segment and created reporting structures to enable the chief operating decision maker and management to evaluate the results of operations for each of these new segments on a comparative basis with prior periods.  In prior periods, the segments “Lending” and “Real Estate” were presented, which have been changed to “LendingTree Loans”, “Exchanges”, and “Real Estate” segments.  Additionally, certain shared indirect costs that are described below are reported as “Unallocated — Corporate”.  All items of segment information for prior periods have been restated to conform to the new reportable segment presentation.

The expenses presented for each of the business segments include an allocation of certain corporate expenses that are identifiable and directly benefit those segments.  The unallocated expenses are those corporate overhead expenses that are not directly attributable to a segment and include: corporate expenses such as finance, legal, executive, technology support, and human resources, as well as elimination of inter-segment revenue and costs.

LendingTree Loans

The LendingTree Loans segment originates, processes, approves and funds various residential real estate loans through Home Loan Center, Inc. (“HLC”) (d/b/a LendingTree Loans).  The HLC and LendingTree Loans brand names are collectively referred to as “LendingTree Loans.”

Exchanges

The Exchanges segment consists of online lead generation networks and call centers (principally LendingTree.com and GetSmart.com) that connect consumers and service providers principally in the lending industry.

Real Estate

Real Estate consists of a proprietary full service real estate brokerage (RealEstate.com, REALTORS®) that operates in 20 U.S. markets, as well as an online lead generation network accessed at www.RealEstate.com, that connects consumers with real estate brokerages around the country.

Definition of Tree.com’s Non-GAAP Measures

Tree.com reports Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and adjusted for certain items discussed below (“Adjusted EBITDA”), as supplemental measures to GAAP.  These measures are two of the primary metrics by which Tree.com evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated.  Tree.com believes that investors should have access to the same set of tools that it uses in analyzing its results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  Tree.com provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash intangible asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring expenses, (5) proceeds from litigation settlements, (6) pro forma adjustments for significant acquisitions, and (7) one-time items.  Tree.com believes this measure is useful to investors because it represents the operating results from Tree.com’s segments, but excludes the effects of any other non-cash expenses.  Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation and acquisition related accounting.  Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

Tree.com will only present EBITDA and Adjusted EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature.  For the periods presented in this release, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

EBITDA and Adjusted EBITDA are presented before one-time items, if applicable.  These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules.  For the periods presented in this release, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock units and stock options.  These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding.  Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization and impairment of intangibles are non-cash expenses relating primarily to acquisitions.  At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives.

Reconciliation of EBITDA and Adjusted EBITDA

For a reconciliation of EBITDA and Adjusted EBITDA to operating income (loss) for Tree.com’s operating segments for the three and six months ended June 30, 2009 and 2008, see the table above.

Interest Rate Risk

Tree.com’s exposure to market rate risk for changes in interest rates relates primarily to its interest rate lock commitments, loans held for sale, and LendingTree Loans’ lines of credit.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995.  Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team.  Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in our industries; adverse conditions in the credit markets and the inability to renew or replace warehouse lines of credit; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; and deficiencies in our disclosure controls and procedures and internal control over financial reporting.  These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2008, our Quarterly Report on Form 10-Q for the period ended March 31, 2009, and in our other filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Contacts:

Investor Relations

877-640-4856

tree.com-investor.relations@tree.com